Exhibit 10.1.

Seventh Amendment to Lease

(Hurstbourne Lane)

This Amendment to Lease dated this 1st day of July, 2003 shall further amend the terms of a lease dated February 3, 1993, as amended, (“Lease”) by and between Jaytee Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”) at Republic Bank Place and any other amendments to such lease.

Landlord and Tenant agree that the following terms of the Lease shall be amended to acknowledge and confirm the agreement of the parties to exercise the second of three options to renew effective this date through June 30, 2008.  As permitted under the original lease, with an increase in the prior term computed to be 12.73%, the Tenant’s rent shall be increased by $4,271.75 per month, (average total lease cost of  $17.00 per square foot) effective July 1, 2003 and continue in accordance with the terms of that original Lease, as amended, referenced herein.

ARTICLE II.  TERM

The Term of this lease, as exercised under option, shall be through June 30, 2008.

ARTICLE III.  RENT AND OPERATING EXPENSES

SECTION 1.  Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises as of the effective date of this Amendment, the sum of $38,211.75.

JAYTEE PROPERTIES

By:	/s/ Steven E. Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Kevin Sipes

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